Exhibit 99.1

HCP ANNOUNCES RESULTS FOR QUARTER ENDED MARCH 31, 2015

FIRST QUARTER 2015 AND RECENT HIGHLIGHTS

--                FFO as adjusted and FAD per share increased year-over-year by 5% to $0.79 and 10% to $0.69, respectively; and FFO per share and EPS were ($0.26) and ($0.52), respectively

--                Achieved year-over-year three-month cash NOI SPP growth of 3.5%

--                Strengthened Master Lease on our HCR ManorCare portfolio:

--                Agreed to market 50 non-strategic assets

--                Amended and extended the Master Lease

--                Q1 2015 HCR ManorCare operating results improved; year-over-year EBITDAR increased 3.6%

--                Completed $487 million of investment transactions:

--     Commenced the first phase, $177 million, of The Cove, a development project that includes two life science buildings in South San Francisco representing 253,000 sq. ft.

--                Increased our U.K. HC-One debt investment by $164 million (£108 million) in a follow-on transaction

--                Completed $146 million of other investments

--                Executed 537,000 sq. ft. of leasing in our life science and medical office portfolios

--                Announced an $849 million private pay senior housing portfolio acquisition from Chartwell in a RIDEA structure with Brookdale

--                Raised $933 million of capital:

--                Issued $600 million of 10-year 3.4% senior unsecured notes

--                Completed a $333 million (£220 million) four-year 1.79% unsecured term loan

--                Through May 5, 2015:

--     Converted £174 million of our £502 million U.K. HC-One debt investment to fee ownership in a portfolio of 36 care homes

--                Entered into agreements to acquire $192 million of other real estate assets

IRVINE, CA, May 5, 2015 – HCP (the “Company” or “we”) (NYSE:HCP) announced results for the quarter ended March 31, 2015 as follows (in thousands, except per share amounts):

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014		Per Share
	Amount	Per Share	Amount	Per Share	Change
FFO	$(117,572)	$(0.26)	$343,139	$0.75	$(1.01)
Other impairment(1)	478,464	1.04	—	—	1.04
Transaction-related items(2)	3,390	0.01	495	—	0.01
FFO as adjusted	$364,282	$0.79	$343,634	$0.75	$0.04
FAD	$319,581	$0.69	$287,516	$0.63	$0.06
Net (loss) income	$(240,949)	$(0.52)	$258,047	$0.56	$(1.08)

(1)          This impairment relates to our direct financing lease (“DFL”) investments with HCR ManorCare, Inc. (“HCRMC”).

(2)          Transaction-related items were attributable to acquisition and pursuit costs.

In addition to the items discussed above, operating results for the quarter ended March 31, 2015 include the positive impact of $4 million of interest income from the repayment of a development loan, partially offset by additional interest expense to prefund all of our 2015 debt maturities from our January senior unsecured notes offering. Net (loss) income for the quarters ended March 31, 2015 and 2014 also include net gain on sales of real estate of $6 million and $28 million, respectively.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” and “Funds Available for Distribution” sections of this release for additional information regarding these non-GAAP financial measures.

HCR MANORCARE UPDATES

During the quarter ended March 31, 2015, HCP and HCRMC agreed to market for sale the real estate and operations associated with up to 50 non-strategic assets that are under the Master Lease and Security Agreement (the “Master Lease”) for an estimated total gross sales price between $250 million and $350 million. Six assets are currently under a letter of intent for sale. HCRMC will receive an annual rent reduction under the Master Lease based on 7.75% of the net sales proceeds received by HCP. The asset sales are expected to occur during the second half of 2015 and the first quarter of 2016.

Additionally, HCP and HCRMC agreed to amend the Master Lease (the “HCRMC Lease Amendment”). Commencing April 1, 2015, HCP provided an annual net rent reduction of $68 million, which equates to initial lease year rent of $473 million, compared to $541 million that would have commenced April 1, 2015 prior to the HCRMC Lease Amendment. The contractual rent will increase by 3.0% annually during the initial term. In exchange, HCP will receive the following consideration:

•                  Fee ownership in nine post-acute facilities valued at $275 million with a median age of four years, currently owned and operated by HCRMC, which transfer is expected to be completed within the next 12 months, subject to customary licensing and regulatory approvals; until the transfer is complete, HCP will retain a lease receivable of equal value, earning income of $19 million annually (included in the amended initial lease year rent of $473 million above);

•                 A second lease receivable with an initial amount of $250 million, payable by HCRMC upon the earlier of: (i) the end of the initial term of the first renewal pool under the HCRMC Lease Amendment, or (ii) certain capital or liquidity events of HCRMC, including an IPO or sale. The $250 million lease receivable amount will increase each year as follows: 3.0% in April 2016 through 2018, 4.0% in 2019, 5.0% in 2020 and 6.0% in 2021 until the end of the initial lease term; and

•                  Extension of the initial lease term by five years, to an average of 16 years.

We recorded a non-cash impairment charge of $478 million related to our direct financing lease (“DFL”) investments with HCRMC. The non-cash charge reduced the carrying value of the HCRMC DFL investments from $6.6 billion to $6.1 billion, which represents the present value of the future lease payments under the HCRMC Lease Amendment.

HCRMC’s operating performance for the quarter ended March 31, 2015 reflects year-over-year EBITDAR growth of 3.6%, driven by reimbursement rate increases and continued cost controls. HCRMC’s normalized fixed charge coverage ratio for the trailing twelve months ended March 31, 2015 of 1.08x is consistent with the prior quarter and does not reflect the net $68 million annual rent reduction from the HCRMC Lease Amendment (effective on April 1, 2015) or the potential asset sales discussed above. At March 31, 2015, HCRMC’s cash and cash equivalents increased to $142 million.

The United States Department of Justice (“DOJ”) filed a complaint against HCRMC that was released from seal on April 20, 2015. The DOJ’s complaint follows a civil investigation of three previously sealed lawsuits filed by former employees of HCRMC under the “qui tam” provisions of the federal False Claims Act. The DOJ complaint against HCRMC alleges that HCRMC submitted claims to Medicare for therapy services that were: (i) not covered by the skilled nursing facility benefit, (ii) not medically reasonable and necessary, and (iii) not skilled in nature, and therefore not entitled to Medicare reimbursement. HCRMC has advised us they believe the claims are unjust and intend to vigorously defend against the DOJ’s civil action. Since the case is at a preliminary stage, the ultimate outcome is uncertain.

NEW LIFE SCIENCE DEVELOPMENT AT THE COVE

In February 2015, we began construction on the first phase, $177 million, of The Cove at Oyster Point, a life science development in South San Francisco, California. The first phase includes two “class A” buildings totaling 253,000 sq. ft. that are expected to be completed in the third quarter of 2016.

HC-ONE INVESTMENT IN U.K.

In February 2015, we increased our U.K. HC-One debt investment (“HC-One Facility”) by £108 million to £502 million in conjunction with HC-One’s acquisition of Meridian Healthcare. The HC-One Facility is secured by 303 nursing and residential care homes representing over 13,900 beds in the U.K., primarily located in England and Scotland.

In April 2015, we converted £174 million of our HC-One Facility to fee ownership in a portfolio of 36 care homes under long term triple-net leases that provide aggregate rent in the first year of £13 million. The contractual rent will increase annually by the Retail Price Index (“RPI”) and will be reset to fair market rent at the end of lease years 15 and 25. The triple-net leases have initial terms of 30 years with lessee termination options at the end of lease years 15 and 25.

OTHER INVESTMENT TRANSACTIONS

In March 2015, we formed a new RIDEA joint venture (“MBK JV”) with MBK Senior Living (“MBK”), a subsidiary of Mitsui & Co. Ltd, that acquired three senior housing facilities for $126 million with HCP and MBK each owning a 50% equity interest. MBK manages these communities on behalf of this joint venture. At closing, we contributed $27 million of cash and MBK contributed the three senior housing facilities, which were encumbered by $78 million of mortgage debt. The MBK JV intends to acquire additional senior housing facilities by focusing on off-market transactions.

During the quarter ended March 31, 2015, we commenced on $65 million of other development projects.

In March 2015, we exercised the purchase option under our $18 million development loan and acquire a newly developed assisted living and memory care facility in Houston, Texas for $36 million. The facility is managed by Brookdale Senior Living Inc. (“Brookdale”) and at closing was 98.9% occupied and placed in a RIDEA structure with Brookdale acquiring a 10% noncontrolling interest.

LIFE SCIENCE AND MEDICAL OFFICE LEASING HIGHLIGHTS

During the quarter ended March 31, 2015, we completed 537,000 sq. ft. of leasing in our life science and medical office segments, consisting of 434,000 sq. ft. of new leases and 103,000 sq. ft. of renewals. Significant new leasing transactions include:

•                  7-year lease with a biotechnology company for an entire 42,000 sq. ft. building in our Redwood City, California campus; and

•                  10-year lease with a biotechnology company for an entire 43,000 sq. ft. building in San Diego, California.

In April 2015, we executed a 7 1/2-year lease with a biotechnology and pharmaceutical development and manufacturing company for an entire 57,000 sq. ft. building in San Diego, California.

$849 MILLION ACQUISITION OF PRIVATE PAY SENIOR HOUSING PORTFOLIO

In March 2015, HCP and Brookdale entered into a definitive agreement to acquire from Chartwell Retirement Residences a portfolio of 35 private pay senior housing communities, including two leasehold interests, representing 5,025 units (the “Chartwell Portfolio”) for $849 million. The Chartwell Portfolio will be acquired in a RIDEA structure, and Brookdale will acquire a 10% noncontrolling interest. Brookdale has operated these communities since 2011 after its acquisition of Horizon Bay, and will continue to manage the communities post-closing under a long-term management agreement, which is cancellable under certain conditions, subject to a fee if terminated within the next seven years. The closing of this acquisition is expected in the third quarter and remains subject to regulatory approvals and other customary closing conditions.

ADDITIONAL INVESTMENTS THROUGH MAY 5, 2015

In April 2015, we acquired a medical office building (“MOB”) for $161 million. The MOB is located in Philadelphia, Pennsylvania with 705,000 rentable sq. ft. and is currently 85% occupied.

In April 2015, we exercised our purchase option under our $41 million development loan to acquire a newly developed assisted living and memory care facility in Germantown, Tennessee for $72 million. The facility will be managed by Brookdale and placed in a RIDEA structure with Brookdale acquiring a 10% noncontrolling interest. We expect to close this acquisition in the second quarter of 2015, subject to customary closing conditions.

FINANCING ACTIVITIES

In January 2015, we issued $600 million of 3.40% senior unsecured notes due 2025. The notes were priced at 99.185% of the principal amount with a yield-to-maturity of 3.497%. Net proceeds were used to repay the entire $105 million U.S. dollar amount outstanding on our revolving credit facility at closing and $200 million of 6.00% senior unsecured notes that matured on March 1, 2015. We intend to use the remaining proceeds to repay $200 million of 7.00% senior unsecured notes maturing in June 2015 and for general corporate purposes.

In January 2015, to economically hedge a portion of our foreign currency risk from the HC-One Facility, we completed a £220 million four-year unsecured term loan that accrues interest at GBP LIBOR plus 0.975%, subject to adjustments based on our credit ratings. Concurrently, we entered into a three-year interest rate swap agreement that fixes the rate of the term loan at 1.79%, and a foreign currency swap agreement that fixes the GBP/USD exchange rate at 1.5149 on interest income from the HC-One debt investment in excess of interest payments on the term loan. Proceeds from this term loan repaid £220 million of the GBP balance drawn on our revolving credit facility that were used to fund our HC-One debt investment in November 2014.

SUSTAINABILITY

During the first quarter of 2015, we published our first combined Annual and Sustainability Report.  This is our fourth Sustainability Report, prepared in accordance with the GRI framework. For the third consecutive year, our Britannia Oyster Point Life Science campus in South San Francisco, California was designated as one of the Best Sites by Best Workplaces for Commuters. The campus was recognized for its commitment to promoting energy conservation by reducing traffic congestion and related air pollution. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.

DIVIDEND

On April 30, 2015, our Board of Directors declared a quarterly cash dividend of $0.565 per common share. The dividend will be paid on May 26, 2015 to stockholders of record as of the close of business on May 11, 2015.

OUTLOOK

For full year 2015, we expect: FFO per share to range between $2.02 and $2.08; FFO as adjusted per share to range between $3.09 and $3.15; FAD per share to range between $2.66 and $2.72; and EPS to range between $0.84 and $0.90. These estimates reflect the impact of the other announced acquisitions, developments and leasing activities discussed above, including the pending Chartwell Portfolio acquisition, but do not reflect the potential impact of other future acquisitions. Refer to the “Projected Future Operations” section of this release for additional information regarding these estimates.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, May 5, 2015 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended March 31, 2015. The conference call is accessible by dialing (877) 363-5049 (U.S.) or (760) 536-8594 (International). The participant passcode is 22532762. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through May 20, 2015, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by calling (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering passcode 22532762. The Company’s supplemental information package for the current period is available with the earnings release on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 30 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, as well as the GRESB Global Healthcare Sector Leader. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations with respect to (i) net (loss) income, FFO, FFO as adjusted and FAD applicable to common shares on a diluted basis for the full year of 2015; (ii) cash NOI SPP growth for the full year of 2015; (iii) lease coverage, fixed charge coverage and other financial projections and assumptions; (iv) the payment of the quarterly cash dividend and (v) anticipated outcomes relating to: (a) the HCRMC asset sales, the HCRMC Lease Amendment and the DOJ litigation, (b) additional acquisitions in the MBK JV, (c) the acquisition of the Chartwell Portfolio and the potential benefits of a new joint venture between HCP and Brookdale and (d) the other acquisitions, developments and financing activities discussed above. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the risk that the Company may not be able to achieve the benefits of the HCRMC asset sales or the HCRMC Lease Amendment within expected time-frames or at all; risks relating to the Company’s ability to fully evaluate HCRMC’s ability to meet its contractual obligations under the HCRMC Lease Amendment; any financial, legal, regulatory or reputational difficulties that HCRMC may experience; the risk that HCRMC’s financial performance will continue to decline, including as a result of the DOJ litigation; risks related to the impact of the DOJ lawsuit against HCRMC, including the possibility of larger than expected litigation costs, adverse results and related developments; our reliance on a concentration of a small number of tenants and operators, including HCRMC, for a significant portion of our revenues; the financial weakness of tenants and operators, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and/or operators’ leases, including with respect to HCRMC; the ability of our tenants and operators, including HCRMC, to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; our ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or we exercise our right to replace an existing tenant or operator upon default; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; the risk that we may not be able to achieve the benefits of investments, including those investments discussed above, within expected time frames or at all, or within expected cost projections; the potential impact of future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; the effect on healthcare providers of legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators, including HCRMC; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic conditions, and currency exchange rates; changes in the credit ratings on United States (“U.S.”) government debt securities or default or delay in payment by the U.S. of its obligations; our ability to manage our indebtedness level and changes in the terms of such indebtedness; the ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

949-407-0400

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Real estate:
Buildings and improvements	$10,980,848	$10,972,973
Development costs and construction in progress	293,492	275,233
Land	1,882,476	1,889,438
Accumulated depreciation and amortization	(2,319,791)	(2,250,757)
Net real estate	10,837,025	10,886,887

Net investment in direct financing leases	6,827,596	7,280,334
Loans receivable, net	1,025,278	906,961
Investments in and advances to unconsolidated joint ventures	642,795	605,448
Accounts receivable, net of allowance of $3,629 and $3,785, respectively	40,153	36,339
Cash and cash equivalents	137,170	183,810
Restricted cash	47,279	48,976
Intangible assets, net	458,249	481,013
Other assets, net	1,008,897	940,172

Total assets	$21,024,442	$21,369,940

Liabilities and equity
Bank line of credit	$358,555	$838,516
Term loans	530,038	213,610
Senior unsecured notes	8,022,533	7,626,194
Mortgage debt	979,890	984,431
Other debt	95,747	97,022
Intangible liabilities, net	80,387	84,723
Accounts payable and accrued liabilities	314,226	432,934
Deferred revenue	87,420	95,411
Total liabilities	10,468,796	10,372,841

Common stock, $1.00 par value: 750,000,000 shares authorized; 461,583,731 and 459,746,267 shares issued and outstanding, respectively	461,584	459,746
Additional paid-in capital	11,493,988	11,431,987
Cumulative dividends in excess of earnings	(1,633,841)	(1,132,541)
Accumulated other comprehensive loss	(28,461)	(23,895)
Total stockholders’ equity	10,293,270	10,735,297

Joint venture partners	75,397	73,214
Non-managing member unitholders	186,979	188,588
Total noncontrolling interests	262,376	261,802

Total equity	10,555,646	10,997,099

Total liabilities and equity	$21,024,442	$21,369,940

HCP, Inc.

Consolidated Statements of Operations

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenues:
Rental and related revenues	$275,082	$284,823
Tenant recoveries	29,896	25,434
Resident fees and services	105,013	38,053
Income from direct financing leases	167,078	164,537
Interest income	33,262	16,696
Investment management fee income	460	449
Total revenues	610,791	529,992

Costs and expenses:
Interest expense	116,780	106,638
Depreciation and amortization	114,522	107,388
Operating	132,031	75,707
General and administrative	24,773	20,899
Acquisition and pursuit costs	3,390	495
Impairments	478,464	—
Total costs and expenses	869,960	311,127

Other income:
Gain on sales of real estate, net of income taxes	6,264	—
Other income, net	1,724	1,930
Total other income, net	7,988	1,930

(Loss) income before income taxes and equity income from unconsolidated joint ventures	(251,181)	220,795
Income taxes benefit (provision)	77	(1,446)
Equity income from unconsolidated joint ventures	13,601	14,528
(Loss) income from continuing operations	(237,503)	233,877

Discontinued operations:
Income before gain on sales of real estate, net of income taxes	—	1,736
Gain on sales of real estate, net of income taxes	—	28,010
Total discontinued operations	—	29,746

Net (loss) income	(237,503)	263,623
Noncontrolling interests’ share in earnings	(3,111)	(4,512)
Net (loss) income attributable to HCP, Inc.	(240,614)	259,111
Participating securities’ share in earnings	(335)	(1,064)

Net (loss) income applicable to common shares	$(240,949)	$258,047

Basic earnings per common share:
Continuing operations	$(0.52)	$0.50
Discontinued operations	—	0.06
Net (loss) income applicable to common shares	$(0.52)	$0.56

Diluted earnings per common share:
Continuing operations	$(0.52)	$0.50
Discontinued operations	—	0.06
Net (loss) income applicable to common shares	$(0.52)	$0.56

Weighted average shares used to calculate earnings per common share:
Basic	460,880	457,294

Diluted	460,880	457,674

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(237,503)	$263,623
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles	114,522	107,388
Amortization of market lease intangibles, net	(378)	(168)
Amortization of deferred compensation	6,165	4,890
Amortization of deferred financing costs, net	4,752	4,965
Straight-line rents	(9,546)	(13,968)
Loan and direct financing lease interest accretion	(21,032)	(21,503)
Deferred rental revenues	(902)	(145)
Equity income from unconsolidated joint ventures	(13,601)	(14,528)
Distributions of earnings from unconsolidated joint ventures	1,159	2,430
Lease termination income, net	(1,103)	—
Gain on sales of real estate	(6,264)	(28,010)
Marketable securities and other losses, net	134	63
Impairments	478,464	—
Changes in:
Accounts receivable, net	(3,814)	(1,045)
Other assets	(5,839)	(8,942)
Accounts payable and accrued liabilities	(75,146)	(47,869)
Net cash provided by operating activities	230,068	247,181
Cash flows from investing activities:
Acquisitions and pending acquisitions of real estate	(71,373)	(5,473)
Development of real estate	(61,805)	(33,983)
Leasing costs and tenant and capital improvements	(11,540)	(12,405)
Proceeds from sales of real estate, net	—	36,753
Contributions to other unconsolidated joint ventures	(27,279)	—
Distributions in excess of earnings from unconsolidated joint ventures	1,022	772
Principal repayments on loans receivable	17,496	3,133
Investments in loans receivable and other	(176,504)	(42,281)
Decrease in restricted cash	1,697	6,933
Net cash used in investing activities	(328,286)	(46,551)
Cash flows from financing activities:
Net repayments under bank line of credit	(455,506)	—
Borrowings under term loan	333,014	—
Issuance of senior unsecured notes	595,110	350,000
Repayments of senior unsecured notes	(200,000)	(400,000)
Repayments of mortgage debt	(6,354)	(162,739)
Deferred financing costs	(7,687)	(9,239)
Issuance of common stock and exercise of options	62,425	32,728
Repurchase of common stock	(6,096)	(8,068)
Dividends paid on common stock	(260,686)	(250,198)
Issuance of noncontrolling interests	1,626	41
Distributions to and purchase of noncontrolling interests	(4,124)	(3,975)
Net cash provided by (used in) financing activities	51,722	(451,450)
Effect of foreign exchange on cash and cash equivalents	(144)	2
Net decrease in cash and cash equivalents	(46,640)	(250,818)
Cash and cash equivalents, beginning of year	183,810	300,556
Cash and cash equivalents, end of year	$137,170	$49,738

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net (loss) income applicable to common shares	$(240,949)	$258,047
Depreciation and amortization of real estate, in-place lease and other intangibles	114,522	107,388
Other depreciation and amortization(2)	6,684	3,846
Gain on sales of real estate	(6,264)	(28,010)
Equity income from unconsolidated joint ventures	(13,601)	(14,528)
FFO from unconsolidated joint ventures	24,849	16,961
Noncontrolling interests’ and participating securities’ share in earnings	3,446	5,576
Noncontrolling interests’ and participating securities’ share in FFO	(6,259)	(6,141)
FFO applicable to common shares	$(117,572)	$343,139
Distributions on dilutive convertible units	—	3,420
Diluted FFO applicable to common shares	$(117,572)	$346,559
Diluted FFO per common share	$(0.26)	$0.75
Weighted average shares used to calculate diluted FFO per share	460,880	463,661
Impact of adjustments to FFO:
Other impairments(3)	$478,464	$—
Transaction-related item(4)	3,390	495
	$481,854	$495
FFO as adjusted applicable to common shares	$364,282	$343,634
Distributions on dilutive convertible units and other	3,194	3,420
Diluted FFO as adjusted applicable to common shares	$367,476	$347,054

Per common share impact of adjustments on diluted FFO(3) (4)	$1.05	$—

Diluted FFO as adjusted per common share	$0.79	$0.75
Weighted average shares used to calculate diluted FFO as adjusted per share	467,229	463,661

(1)      We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net (loss) income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from sales of property, impairments of, or related to, depreciable real estate, plus real estate, direct financing lease (“DFL”) and other depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net (loss) income. We compute FFO in accordance with the current NAREIT definition; however, other REITs may report FFO differently or have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of impairments (recoveries) of non-depreciable assets, transaction-related items (defined below) and severance-related charges. Transaction-related items include acquisition and pursuit costs (e.g., due diligence and closing) and gains/charges incurred as a result of mergers and acquisitions and lease amendment or termination activities. Management believes that FFO as adjusted provides a meaningful supplemental measurement of our FFO run-rate. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net (loss) income (determined in accordance with GAAP) or NAREIT FFO.

(2)          For the quarter ended March 31, 2015, other depreciation and amortization includes: (i) $4 million of DFL depreciation and (ii) $3 million of lease incentive amortization (reduction of straight-line rents) for the consideration given to terminate the 30 purchase options of the 153-property amended lease portfolio in the 2014 Brookdale Transaction.

(3)          The other impairment charge of $478 million relates to our DFL investments with HCRMC.

(4)          Transaction-related items were attributable to acquisition and pursuit costs.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2015	2014

FFO as adjusted applicable to common shares	$364,282	$343,634
Amortization of market lease intangibles, net	(378)	(168)
Amortization of deferred compensation	6,165	4,890
Amortization of deferred financing costs, net	4,752	4,965
Straight-line rents	(9,546)	(13,968)
DFL accretion(2)	(20,304)	(21,422)
Other depreciation and amortization	(6,684)	(3,846)
Deferred revenues – tenant improvement related	(744)	(482)
Deferred revenues – additional rents	(158)	337
Leasing costs and tenant and capital improvements	(11,540)	(12,405)
Lease restructure payments(3)	5,135	—
Joint venture adjustments – CCRC entrance fees(4)	6,193	—
Joint venture and other FAD adjustments(2)	(17,592)	(14,019)
FAD applicable to common shares	$319,581	$287,516

Distributions on dilutive convertible units	3,568	2,251

Diluted FAD applicable to common shares	$323,149	$289,767

Diluted FAD per common share	$0.69	$0.63

Weighted average shares used to calculate diluted FAD per common share	467,229	461,804

(1)          Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs and lease incentive amortization (reduction of straight-line rents); and (vi) deferred revenues, excluding amounts amortized into rental income that are associated with tenant funded improvements owned/recognized by us and up-front cash payments made by tenants to reduce their contractual rents. Also, FAD is: (i) computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) includes lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures and those related to CCRC non-refundable entrance fees. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our performance and is frequently used by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. FAD does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs, and should not be considered as an alternative to net (loss) income determined in accordance with GAAP.

(2)          For both the quarters ended March 31, 2015 and 2014, DFL accretion reflects an elimination of $16 million. Our ownership interest in HCRMC is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCRMC. Further, our share of earnings from HCRMC (equity income) increases for the corresponding elimination of related lease expense recognized at the HCRMC entity level, which we present as a non-cash joint venture FAD adjustment.

(3)          Over a period of three years from the closing of the 2014 Brookdale Transaction, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio; we include these installment payments in FAD as the payments are collected.

(4)          Represents our 49% share of non-refundable entrance fees included in FAD as the fees are collected by our CCRC JV.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net (loss) income	$(237,503)	$263,623
Interest income	(33,262)	(16,696)
Investment management fee income	(460)	(449)
Interest expense	116,780	106,638
Depreciation and amortization	114,522	107,388
General and administrative	24,773	20,899
Acquisition and pursuit costs	3,390	495
Impairments	478,464	—
Gain on sales of real estate, net of income taxes	(6,264)	—
Other income, net	(1,724)	(1,930)
Income taxes (benefit) provision	(77)	1,446
Equity income from unconsolidated joint ventures	(13,601)	(14,528)
Total discontinued operations	—	(29,746)
NOI	$445,038	$437,140
Straight-line rents	(9,546)	(13,968)
DFL accretion	(20,304)	(21,422)
Amortization of market lease intangibles, net	(378)	(168)
Lease termination fees	1,043	(578)
NOI adjustments related to discontinued operations	—	(11)
Cash (adjusted) NOI	$415,853	$400,993
Non-SPP cash (adjusted) NOI	(24,831)	(23,015)
Same property portfolio cash (adjusted) NOI(2)	$391,022	$377,978

Cash (adjusted) NOI % change – SPP(2)	3.5%

(1)   We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and cash NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate our same property portfolio (“SPP”). We believe that net (loss) income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net (loss) income (determined in accordance with GAAP) since it excludes certain components from net (loss) income. Further, our NOI may not be comparable to that of other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses; NOI excludes all of the other financial statement amounts itemized above. Cash NOI is calculated as NOI after eliminating the effects of straight-line rents, DFL accretion, amortization of market lease intangibles and lease termination fees. Cash NOI is oftentimes referred to as “adjusted NOI.”

(2)   SPP statistics allow management to evaluate the performance of our real estate portfolio under a consistent population, which eliminates the changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis. A property is removed from our SPP when it is sold, placed into redevelopment or contributed to partnerships under a RIDEA structure.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2015
	Low	High

Diluted earnings per common share	$0.84	$0.90
Real estate depreciation and amortization	1.07	1.07
Other depreciation and amortization	0.05	0.05
Gain on sales of real estate	(0.01)	(0.01)
Joint venture FFO adjustments	0.07	0.07
Diluted FFO per common share	$2.02	$2.08
Other impairment(2)	1.03	1.03
Transaction-related items	0.04	0.04
Diluted FFO as adjusted per common share	$3.09	$3.15
Amortization of net market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.06)	(0.06)
DFL accretion(3)	(0.18)	(0.18)
Other depreciation and amortization	(0.05)	(0.05)
Leasing costs and tenant and capital improvements	(0.18)	(0.18)
Lease restructure payments(4)	0.05	0.05
Joint venture adjustments – CCRC entrance fees(5)	0.06	0.06
Joint venture and other FAD adjustments(3)	(0.15)	(0.15)
Diluted FAD per common share	$2.66	$2.72

(1)          Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)          The other impairment charge of $478 million, or $1.03 per diluted share, relates to our DFL investments with HCRMC.

(3)          Our ownership interest in HCRMC is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCRMC. Further, our share of earnings from HCRMC (equity income) increases for the corresponding elimination of related lease expense recognized at the HCRMC entity level, which we present as a non-cash joint venture FAD adjustment.

(4)          Over a period of three years from the closing of the 2014 Brookdale Transaction, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio; we include these installment payments in FAD as the payments are collected.

(5)          Represents our 49% share of non-refundable entrance fees included in FAD as they are collected by our CCRC JV.